EXHIBIT 99.1

                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
                     SECOND QUARTER 2003 EARNINGS RESULTS

 FORT WORTH, Texas, (August 7, 2003) - Hallmark Financial Services, Inc., ("The Company") today reported operating results for the second quarter 2003. Net income for the quarter ended June 30, 2003 was $0.4 million or $0.03 per diluted share, as compared to net income of $0.1 million or $0.01 per diluted share for the same period in 2002. For the six months ended June 30, 2003, the Company reported net income of $9.0 million, or $0.77 per diluted share, as compared to a net loss of $1.4 million, or $0.12 per diluted share, for the six months ended June 30, 2002. Excluding the extraordinary gain related to the Phoenix acquisition in the first quarter of 2003 and the cumulative effect of a change in accounting principle recorded in 2002, net income for the six months ended June 30, 2003 was $0.8 million, as compared to net income of $0.3 million for the same period in 2002.

 Total revenues were $18.0 million and $36.8 million for the second quarter and six months ended June 30, 2003, respectively, as compared to $5.9 million and $11.0 million for the corresponding 2002 periods.

 The Company's improvement in second quarter 2003 earnings over 2002 were due to the acquisitions of Phoenix Indemnity Insurance Company in January 2003 and the Commercial Lines Group in December 2002. The improvement in operating earnings also reflects improved loss ratios at the American
 Hallmark Insurance Group primarily as a result of increases in premium rates.

 "The Commercial Lines and Personal Lines Groups both performed well in the quarter benefiting from favorable market conditions as well as expense reduction efforts that are starting to be reflected in the financial results," stated Timothy A. Bienek, President and COO. He added, "The completion of our rights offering will provide the Company with a strong foundation as we look for additional growth opportunities."

 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing, underwriting and premium financing of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
             Timothy A. Bienek, President and COO at 817.348.1600
                             www.hallmarkgrp.com
                             -------------------

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                      HALLMARK FINANCIAL SERVICES, INC.
                        AND CONSOLIDATED SUBSIDIARIES
        (In thousands, except earnings per share and shares outstanding)
                         Selected Operating Results
                         --------------------------

                                                 Three Months Ended June 30
                                                 ---------------------------
                                                    2003            2002
                                                 -----------     -----------
 Gross Premiums Written                         $      7,849    $     11,468

 Total Revenues                                 $     18,045    $      5,878

 Pretax Income                                  $        660    $        212
 Income Tax Expense                             $        225    $         70
 Net Income before Extraordinary Gain (Loss)    $        435    $        142
 Extraordinary Gain (Loss)                      $        (36)   $        -
 Net Income                                     $        399    $        142

 Basic Earnings Per Share                       $       0.04    $       0.01

 Diluted Earnings Per Share                     $       0.03    $       0.01

 Weighted Average Shares Outstanding - Basic      11,237,738      11,049,133
                                                  ==========      ==========

 Weighted Average Shares Outstanding - Diluted    11,580,394      11,251,500
                                                  ==========      ==========





                                                  Six Months Ended June 30
                                                 ---------------------------
                                                    2003            2002
                                                 -----------     -----------
 Gross Premiums Written                         $     29,764    $     25,419

 Total Revenues                                 $     36,765    $     11,026

 Pretax Income                                  $      1,270    $        511
 Income Tax Expense                             $        432    $        174
 Net Income before Cumulative Effect of
   Change in Accounting Principle and
   Extraordinary Gain                           $        838    $        337
 Cumulative Effect of Change in Accounting
   Principle                                    $          -    $     (1,694)
 Extraordinary Gain                             $      8,116    $          -
 Net Income (Loss)                              $      8,954    $     (1,357)

 Basic Earnings (Loss) Per Share                $       0.80    $     ( 0.12)

 Diluted Earnings (Loss) Per Share              $       0.77    $      (0.12)

 Weighted Average Shares Outstanding - Basic      11,147,026      11,049,133
                                                  ==========      ==========

 Weighted Average Shares Outstanding - Diluted    11,691,357      11,251,500
                                                  ==========      ==========